Exhibit 10.10

SPIRIT REALTY CAPITAL, INC.

DIRECTOR COMPENSATION PROGRAM

This Spirit Realty Capital, Inc. (the “Company”) Director Compensation Program (this “Program”) for non-employee directors of the Company that are not affiliated with Macquarie Capital (USA) Inc. (the “Directors”) shall be effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Plan”).

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Directors:

Director:	$70,000
Chair of Audit Committee:	$20,000
Chair of Compensation Committee:	$10,000
Chair of Nominating and Corporate Governance Committee:	$10,000
Lead Independent Director:	$20,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Each Director shall receive Board meeting fees in the amount of $500 per Board meeting for telephonic attendance and $1,000 per Board meeting for in-person attendance.

Equity Compensation

IPO Restricted Stock Grant:

Each Director who is serving at the IPO shall be granted 5,000 shares of Restricted Stock under the Plan (the “IPO Restricted Stock Grant”).

The IPO Restricted Stock Grant shall vest in full on the first anniversary of the IPO, subject to continued service through the vesting date.

Initial Restricted Stock Grant:

Each Director who is initially elected or appointed to serve on the Board after the IPO shall be granted Restricted Stock with a value of $80,000 on the date of such initial election or appointment (the “Initial Restricted Stock Grant”).

The Initial Restricted Stock Grant shall vest in full on the first anniversary of the initial election or appointment of the Director, subject to continued service through the vesting date.

Annual Common Stock Grant:	Each Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders shall be granted Common Stock with a value of $80,000 on such date (the “Annual Common Stock Grant”).

Miscellaneous

All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Restricted Stock and Common Stock hereby are subject in all respects to the terms of such Plan (as applicable). The grant of any Restricted Stock under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective upon the IPO. This Program may be amended, modified or terminated by the Board in the future at its sole discretion. No Director shall have any rights hereunder, except with respect to any Restricted Stock or Common Stock granted pursuant to the Program.